Exhibit 1.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

SEADRILL OPERATING GP LLC,

A MARSHALL ISLANDS LIMITED LIABILITY COMPANY

DATED AS OF SEPTEMBER 27, 2012

LIMITED LIABILITY COMPANY AGREEMENT OF

SEADRILL OPERATING GP LLC

This Limited Liability Company Agreement (this “Agreement”) is made and entered into effective as of the 27th day of September, 2012, by Seadrill Partners LLC, a Marshall Islands limited liability company (“SDLP”).

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. When used in this Agreement, the following terms shall have the meanings set forth below:

“Act” means the Marshall Islands Limited Liability Company Act, as the same may be amended from time to time.

“Agreement” means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time in accordance with its terms.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used in the foregoing definition, the term “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Board of Directors” shall have the meaning set forth in Section 4.1 of this Agreement.

“Capital Contributions” means the total amount of cash and/or assets a Member contributes to the Company as capital pursuant to this Agreement.

“Certificate” means the Certificate of Formation in the form of Exhibit I hereto to be filed pursuant to the Act with the Republic of The Marshall Islands Registrar of Corporations pursuant to which the Company will be formed as a Marshall Islands limited liability company.

“Company” means Seadrill Operating GP LLC, a Marshall Islands limited liability company.

“Directors” means the members of the Board of Directors.

“Indemnitee” means (a) any Person who is or was a Member, (b) any Person who is or was an Affiliate of any Member, (c) any Person who is or was a Director or Officer, or a fiduciary or trustee, of the Company, (d) any Person who is or was a member, shareholder, partner, director, officer, fiduciary or trustee of any Member or an Affiliate of any Member, (e) any Person who is or was serving at the request of the Company, any Member or any Affiliate of any Member as an officer, director, member, partner, fiduciary or trustee of another

Person, provided, that such Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the Company designates as an “Indemnitee” for purposes of this Agreement.

“Initial Directors” shall have the meaning set forth in Section 4.1 of this Agreement.

“LLC Certificate” shall have the meaning set forth in Section 2.7(a) of this Agreement.

“Member” means SDLP and any Person who, at the time of reference thereto, has been admitted to the Company as a Member in accordance with this Agreement, including any Transferee, and shall have the same meaning as the term “Member” under the Act, but shall not include any Person who has ceased to be a Member of the Company.

“Officers” shall have the meaning set forth in Section 4.4(a) of this Agreement.

“OPCO” means Seadrill Operating LP, a Marshall Islands limited partnership.

“OPCO Partnership Agreement” means the Agreement of Limited Partnership of OPCO, as it may be amended, supplemented or restated from time to time.

“Person” means a natural person, corporation, partnership, joint venture, trust, estate, unincorporated association, limited liability company, or any other juridical entity.

“SDLP” means Seadrill Partners LLC, a Marshall Islands limited liability company.

“Transferee” shall have the meaning set forth in Section 2.7(b) of this Agreement.

Section 1.2 Number and Gender. As the context requires, all words used herein in the singular number shall extend to and include the plural, all words used in the plural number shall extend to and include the singular, and all words used in any gender shall extend to and include the other gender or be neutral.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. By execution of this Agreement, the Member authorizes Steven J. Hollander of Watson, Farley & Williams (New York) LLP to file the Certificate pursuant to the Act with The Republic of The Marshall Islands Registrar of Corporations, and, upon such filing, the Company will be formed as a Marshall Islands limited liability company.

Section 2.2 Name. The name of the Company is “Seadrill Operating GP LLC” and all Company business shall be conducted in that name or such other names that comply with applicable law as the Board of Directors may from time to time designate.

Section 2.3 Purposes. The purposes for which the Company is established is to engage in any lawful activity permitted by the Act.

Section 2.4 Registered Office; Registered Agent. The registered office of the Company required by the Act to be maintained in the Republic of the Marshall Islands shall be the office of the initial registered agent named in the Certificate or such other office as the Board of Directors may designate from time to time in the manner provided by law. The registered agent of the Company required by the Act to be maintained in The Republic of Marshall Islands shall be the initial registered agent named in the Certificate or such other person or persons as the Board of Directors may designate from time to time in the manner provided by law.

Section 2.5 Principal Office. The principal office of the Company shall be Par-la-Ville Place, 4th Floor, 14 Par-la-Ville Road, Hamilton, HM 08, Bermuda.

Section 2.6 Term. The Company shall commence on the date the Certificate is accepted for filing by the Republic of the Marshall Islands Registrar of Corporations and shall have perpetual existence, unless the Company is dissolved in accordance with the Act.

Section 2.7 LLC Certificate; Transfer of Ownership Interest; Pledge of Ownership Interest.

(a) A Member’s ownership of its limited liability company interest in the Company shall be evidenced by a certificate of limited liability interest (“LLC Certificate”) substantially in the form of Exhibit II hereto.

(b) Subject to the provisions of Section 2.7(c) herein, upon the endorsement by a Member on such LLC Certificate (or on a separate transfer power) in favor of a third party (a “Transferee”) and the delivery of such LLC Certificate (and such separate power, if applicable) to such Transferee, such Member shall be deemed to have assigned and transferred all its right, title and interest in the Company and in this Agreement to such Transferee and all references in this Agreement to such Member shall be deemed to refer to such Transferee, in each case effective as of the date of such LLC Certificate delivery. A Member’s right, title and interest in the Company shall not be transferred other than as provided in this Section 2.7(b).

(c) The pledge of, or granting of a security interest, lien or other encumbrance in or against, any or all of the limited liability company interest of a Member in the Company shall not cause such Member to cease to be a Member until the secured party shall have lawfully exercised its remedies under the security agreement and completed the endorsement in favor of a Transferee. Until the exercise of such remedies, the secured party shall not have the power to exercise any rights or powers of a Member.

ARTICLE III

CAPITAL CONTRIBUTIONS

Section 3.1 Initial Capital Contributions. On or near the date of the Company’s formation, SDLP shall make an initial capital contribution of U.S.$1,000 to the Company, and upon the Company’s receipt and in consideration thereof, an LLC Certificate will be issued in favor of SDLP as provided for in Section 2.7 above.

Section 3.2 Additional Capital Contributions. A Member may contribute such additional sums and/or assets, if any, as it shall determine in its sole discretion.

Section 3.3 Liability Limited to Capital Contributions. No Member shall have any obligation to contribute money to the Company with respect to any liability or obligation of the Company. No Member shall be liable for the debts, obligations or liabilities of the Company, including, without limitation, under a judgment, decree or order of a court.

ARTICLE IV

MANAGEMENT

Section 4.1 Board of Directors. Except for decisions or actions requiring the approval of the Members, as provided in this Agreement (including Section 4.9) or by non-waivable provisions of the Act or applicable law, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of, a board of directors (the “Board of Directors”) comprised of no less than three and no more than seven Directors. Subject to such limitations, the exact number of Directors shall be fixed from time to time by resolution of the Board of Directors and such number may be increased or decreased from time to time by vote of a majority of the Directors then in office; provided, however, that the Board of Directors initially shall be comprised of three Directors (the “Initial Directors”). No decrease in the number of Directors shall have the effect of shortening the term of any incumbent Director. The Board of Directors may make all decisions and take all actions for the Company as in its sole discretion it shall deem necessary or appropriate to enable the Company to carry out the purposes for which the Company was formed and to further the interests of the Members, including, without limitation, the following:

(a) adopting, by written consent or otherwise, resolutions in the name and on behalf of the Company (either for the Company itself or for the Company in its capacity as the general partner of any limited partnership) authorizing any decisions or actions taken pursuant to this Section 4.1;

(b) entering into, making and performing such contracts, agreements, undertakings and financial guarantees in the name and on behalf of the Company;

(c) setting aside reserves, opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money, and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

(d) collecting sums due to the Company;

(e) selecting, removing, and changing the authority and responsibility of lawyers, auditors and other advisers and consultants;

(f) (i) creating such committees of the Board of Directors as the Board of Directors may deem necessary, appropriate or advisable, in its sole discretion, to carry on the affairs of the Company, (ii) selecting and removing (with or without cause, upon the affirmative vote of a majority of all of the Directors then in office) the members of such committees

(provided, however, that such committees shall be comprised only of Directors and shall have only as many members as the Board of Directors deems appropriate), and (iii) changing the authority and responsibilities of such committees; and

(g) granting signatory authority to and issuing Powers of Attorney in favor of such persons as they may deem necessary or appropriate to carry out and implement any decisions or actions taken pursuant to this Section 4.1.

Section 4.2 Board Membership.

(a) The Members shall have full authority unilaterally to appoint, by majority vote, such individuals to be Directors as they shall choose in their sole discretion, and to remove and replace, by majority vote, any Director they appoint to the Board of Directors, with or without cause, at any time and for any reason, and to fill, by majority vote, any positions created on the Board of Directors as a result of an increase in the size of the Board of Directors.

(b) Each Director shall be appointed to serve until his or her successor shall be appointed and shall qualify or until his or her earlier resignation or removal.

(c) The Members shall designate one Director to hold the title of Chairman.

Section 4.3 Meetings, Quorum, Voting, etc.

(a) Meetings of the Board of Directors shall be called by the Secretary of the Company, or in the absence of the Secretary, by the Chairman of the Board of Directors, upon request of any Director. Notice of the date, time and place of each meeting of the Board of Directors shall be given to each Director at least 48 hours prior to such meeting, unless the notice is given orally or delivered in person, in which case it shall be given at least 24 hours prior to such meeting. For the purpose of this Section 4.3(a), notice shall be deemed to be duly given to a Director if given to him or her personally (including by telephone) or if such notice be delivered to such Director by courier service, mail, email, telegraph, cable, telex, or facsimile, to his or her last known address. Notice of a meeting need not be given to any Director who submits a signed waiver of notice, whether before or after the meeting, or who attends the meeting without protesting, prior to the conduct of any voting thereat, the lack of notice to him or her.

(b) At all meetings of the Board of Directors, a quorum for the transaction of business shall be a majority of the Directors then in office.

(c) Directors may participate in a meeting of the Board of Directors or a meeting of any committee of the Board of Directors by means of conference call or any similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

(d) All decisions to be made and actions to be taken by the Board of Directors or a committee of the Board of Directors shall be determined by the vote of a majority of the Directors in attendance at a meeting at which a quorum is present.

(e) Any action which may be taken at a meeting of the Board of Directors or a meeting of any committee of the Board of Directors may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the Directors then in office. The action taken by any unanimous consent in writing shall be deemed to have occurred when the last Director executing such consent shall have signed the consent.

(f) Unless the Board of Directors shall otherwise provide, any committee of the Board of Directors may hold meetings at any place and make rules for the conduct of its business as such committee shall from time to time deem necessary. Each committee shall keep a record of its proceedings and report the same to the Board of Directors when required. No committee shall have the power to fill vacancies in the Board of Directors, or to change the membership of or to fill vacancies in, any other committee created by the Board of Directors, or to amend or repeal this Agreement or adopt a new limited liability company agreement, or to submit to the Member any action requiring its authorization, or to amend or repeal any resolution of the Board of Directors which by its terms shall not be amendable or repealable. Directors may participate in a meeting of a committee of the Board of Directors by means of conference call or any similar communications equipment by means of which all Directors participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 4.4 Delegation of Authority and Duties.

(a) The Board of Directors may, from time to time as it deems advisable, appoint and elect (as well as remove or replace at any time with or without cause for any reason) (i) a Chief Executive Officer, (ii) a Chief Financial Officer, (iii) a Secretary and (iv) such other officer positions assigned to individuals (collectively, the “Officers”). Each Officer shall be a natural person. Any two or more offices may be held by the same person. If so appointed by the Board of Directors, the Officers shall have the authority and duties as may from time to time be assigned to them.

(b) In addition, the Board of Directors may, from time to time as it deems advisable, delegate to one or more natural persons (inclusive of any Director) such authority and duties as the Board of Directors is granted under this Agreement and not made subject to the approval of the Members by this Agreement, and the Board of Directors may assign in writing such titles to any such person as it deems appropriate. Any delegation pursuant to this Section 4.4(b) may be revoked at any time by the Board of Directors with or without cause for any reason.

(c) Unless the Board of Directors decides otherwise, if the title of any person authorized to act on behalf of the Company under this Section 4.4 is one commonly used for officers of a business corporation formed under the Marshall Islands Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of, or restriction on, authority and duties made pursuant to this Section 4.4. Any delegation or restriction pursuant to this Section 4.4(c) may be revoked at any time by the Board of Directors, with or without cause for any reason; provided, that the Board of Directors will not be entitled to revoke any restriction relating to the residence of any person as set out in this Section 4.4.

(d) Unless authorized to do so by this Agreement or by the Board of Directors, no Director, Officer, agent or employee of the Company shall have any power or authority to bind the Company in any way, to pledge its credit, or to render it liable pecuniarily for any purpose. However, the Company may act by an attorney-in-fact authorized by the Board of Directors.

Section 4.5 Execution of Documents.

(a) Any agreements, contracts or other documents or correspondence executed by the Company, including an LLC Certificate, shall be signed by the individual executing same as follows:

SEADRILL OPERATING GP LLC

By:
Name:
Title:

(b) Any agreements, contracts or other documents or correspondence executed on behalf of the Company by the sole Member of the Company shall be signed by such sole Member as follows:

SEADRILL OPERATING GP LLC

By:	Seadrill Partners LLC,
its Sole Member

By:
(Authorized Signatory)

Section 4.6 Compensation of Directors and Officers.

(a) Members of the Board of Directors shall not receive compensation for their services to the Company as the Board of Directors or any compensation committee appointed by the Board of Directors. The Board of Directors or any compensation committee appointed by the Board of Directors may, from time to time, authorize the reimbursement by the Company of such expenses (including travel expenses) as may be incurred by Directors in the performance of their duties hereunder (including attendance at meetings of the Board of Directors).

(b) The Officers shall serve with or without such compensation for their services to the Company as the Board of Directors or any compensation committee appointed by the Board of Directors thereof shall determine.

Section 4.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Company from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 4.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 4.7 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to this Section 4.7 in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Company of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 4.7.

(c) The indemnification provided by this Section 4.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Company may purchase and maintain (or reimburse any Member or its Affiliates for the cost of) insurance, on behalf of any Member, its Affiliates and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Company’s activities or such Person’s activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 4.7, the Company shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Company also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute

“fines” within the meaning of Section 4.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Company.

(f) In no event may an Indemnitee subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 4.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 4.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 4.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 4.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 4.8 Liability of Indemnitees.

(a) No Indemnitee shall be personally liable for the debts and obligations of the Company.

(b) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Company for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(c) To the full extent that the Act permits the limitation or elimination of liability of Directors, a Director shall not be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Director.

(d) Any amendment, modification or repeal of this Section 4.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 4.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 4.9 Actions Required by Member and Conflicts Committee of the Member.

(a) The following actions may only be taken or determined by the Member:

(i) the determination of the amount of OPCO’s distributions and reserves in accordance with Section 5.3 of the OPCO Partnership Agreement; and

(ii) the Company’s taking any action with respect to OPCO and referred to in Section 6.2 of the OPCO Partnership Agreement.

(b) The Company shall not without the approval or consent of the conflicts committee of the board of directors of the Member:

(i) amend the OPCO Partnership Agreement; or

(ii) amend this Agreement.

ARTICLE V

DISTRIBUTIONS

Section 5.1 Distributions/Available Cash. The Board of Directors shall in its sole discretion determine from time to time to what extent (if any) the Company’s cash on hand exceeds the current and anticipated needs of the Company. To the extent any such excess exists, the Company may make distributions to the Member(s), subject to the Act.

ARTICLE VI

BOOKS AND RECORDS; FISCAL YEAR; BANK ACCOUNTS; TAX MATTERS

Section 6.1 Books and Records. The books and records of the Company shall, at the cost and expense of the Company, be kept by the Company at the principal office of the Company or at such other location as the Board of Directors may from time to time determine.

Section 6.2 Fiscal Year. Unless otherwise determined by the Board of Directors, the Company’s books and records shall be kept on a December 31 calendar year basis and shall reflect all Company transactions and be appropriate and adequate for conducting the Company’s affairs.

Section 6.3 Bank Accounts. All funds of the Company will be deposited in its name in an account or accounts maintained with such bank or banks selected by the Board of Directors. Checks shall be drawn upon the Company account or accounts only for the purposes of the Company and may be signed by such persons as may be designated by the Board of Directors.

Section 6.4 Tax Matters. The Company is hereby authorized to make an election to be disregarded as an entity separate from SDLP for U.S. federal income tax purposes. The Company shall make such other tax elections as the Board of Directors shall determine from time to time.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Complete Agreement. This Agreement and the exhibits hereto constitute the complete and exclusive statement of the agreement regarding the operation of the Company and replace and supersede all prior agreements regarding the operation of the Company.

Section 7.2 Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the Marshall Islands without giving regard to principles of conflicts of law.

Section 7.3 Headings. All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

Section 7.4 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under the present or future laws effective during the term of this Agreement, such provision will be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 7.5 No Third Party Beneficiary. This Agreement is made solely and specifically for the benefit of the Member and its successors and assigns and no other Persons shall have any rights, interest or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 7.6 Amendment. All amendments to this Agreement must be in writing and signed by all of the Member(s).

[Signature Page Follows]

WHEREFORE, this Limited Liability Company Agreement has been executed by a duly authorized representative of the sole Member of the Company as of the date first set forth above.

SEADRILL PARTNERS LLC

By:	/s/ Graham Robjohns
Name:	Graham Robjohns
Title:	Chief Executive Officer
Location:	London, United Kingdom

SIGNATURE PAGE TO

LIMITED LIABILITY COMPANY AGREEMENT

EXHIBIT I

CERTIFICATE OF FORMATION

OF

SEADRILL OPERATING GP LLC

UNDER SECTION 9 OF THE MARSHALL ISLANDS

LIMITED LIABILITY COMPANY ACT

1.	The name of the Limited Liability Company is: Seadrill Operating GP LLC.

2.	The address of its registered agent in the Marshall Islands is Trust Company Complex, Ajeltake Islands, Ajeltake Road, Majuro, Marshall Islands MH 96960. The name of its registered agent at such address is The Trust Company of the Marshall Islands, Inc.

3.	The formation date of the Limited Liability Company is the date of the filing of this Certificate of Formation with the Registrar of Corporations.

WHEREFORE, the undersigned has executed this Certificate of Formation on the [—] day of                     , 2012.

Authorized Person

EXHIBIT II

CERTIFICATE OF LIMITED LIABILITY INTEREST

OF

SEADRILL OPERATING GP LLC

ORGANIZED UNDER THE LAWS OF THE

REPUBLIC OF THE MARSHALL ISLANDS

This Certificate evidences the ownership of [            ] of [            ]% of the limited liability interests in Seadrill Operating GP LLC (the “Company”) subject to the Certificate of Formation and Limited Liability Company Agreement of the Company.

Witness the signature of the Company.

Dated:	SEADRILL OPERATING GP LLC

By:
Name:
Title:

EXHIBIT II

For value received, the undersigned hereby sells, assigns and transfers unto              all of its limited liability company ownership interest in Seadrill Operating GP LLC represented by the within Certificate.

Dated:	By:

In Presence Of

EXHIBIT II